Exhibit 99.2

To: Jumei International Holding Limited

April 11, 2014

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We have acted as PRC legal counsel to Jumei International Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, on the PRC Laws, solely in connection with (A) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (“ADSs”), each representing certain number of Class A ordinary shares of par value US$0.00025 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the NASDAQ Global Market or the New York Stock Exchange.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and the PRC Group Entities (as defined below) and such other documents, corporate records, certificates, Governmental Authorizations (as defined below) and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities (as defined below) and officers of the Company and the PRC Group Entities (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry: (1) the genuineness of all the signatures, seals and chops; (2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (3) the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual statements contained in such Documents; (4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (5) that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (6) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (7) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (8) that all Governmental Authorizations and other official statement or documentation have been obtained from competent PRC Authorities by lawful means in due course; and (9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

I. Definitions

The following terms as used in this opinion are defined as follows:

“Beijing Jumei”	means Beijing Silvia Technology Service Co., Ltd.

“Governmental Authorizations”	means all approvals, consents, certificates, authorizations, filings, registrations, permissions, clearances, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws

“M&A Rule”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009

“PRC Authorities”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Group Entities in the PRC

“PRC Group Entities”	means the PRC Subsidiaries, Reemake Media and its subsidiary

“PRC Laws”	means all laws, statutes, regulations, rules, decrees, notices, circulars, supreme court judicial interpretations of the PRC effective and available to the public as of the date hereof

“PRC Subsidiaries”	means Beijing Jumei, Shanghai Paddy Commerce and Trade Co., Ltd., Chengdu Jumei Youpin Science and Technology Co., Ltd., Tianjin Cycil Information Technology Co., Ltd., Tianjin Qianmei International Trading Co., Ltd. and Tianjin Venus Technology Co., Ltd.

“Reemake Media”	means Reemake Media Co., Ltd.

Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Registration Statement.

II. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1) Based on our understanding of the current PRC Laws, (i) the ownership structure of Beijing Jumei and Reemake Media in China, both currently and immediately after giving effect to this Offering, does not result in any violation of PRC Laws currently in effect; and (ii) the contractual arrangements between Beijing Jumei, Reemake Media and its shareholders governed by PRC Laws, both currently and immediately after giving effect to this Offering, are valid, binding and enforceable and will not result in any violation of PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(2) The M&A Rule, among other things, purports to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Based on our understanding of the current PRC Laws, including the M&A Rule, CSRC’s approval is not required for the listing and trading of the Company’s ADSs on the NASDAQ Global Market or the New York Stock Exchange in the context of this Offering, given that: (i) CSRC has not issued any definitive rule or interpretation concerning whether offerings such as the Company’s Offering are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rule will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rule.

(3) The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

III. Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally; (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights; (C) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (D) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (E) any possible judicial discretion, discretion of arbitration tribunal or administrative action with respect to the availability of indemnifications, remedies, defenses or injunctive relief, the calculation of damages, the entitlement of attorneys’ fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in the interpretation or implementation of PRC Laws.

(c)	This opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. This opinion is based on the PRC Laws and the interpretation and implementation thereof that are in effect as of the date of this opinion. There is no guarantee that any of the PRC Laws, or the interpretation or implementation thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(d)	This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners

Appendix A

List of VIE Agreements

(1)	Amended and Restated Shareholders’ Voting Rights Agreement among Mr. Leo Ou Chen, Mr. Hui Liu, Mr. Yusen Dai, Beijing Jumei and Reemake Media dated January 24, 2014;

(2)	Amended and Restated Equity Pledge Agreement among Mr. Leo Ou Chen, Beijing Jumei and Reemake Media dated January 24, 2014;

(3)	Amended and Restated Equity Pledge Agreement among Mr. Hui Liu, Beijing Jumei and Reemake Media dated January 24, 2014;

(4)	Amended and Restated Equity Pledge Agreement among Mr. Yusen Dai, Beijing Jumei and Reemake Media dated January 24, 2014;

(5)	Amended and Restated Exclusive Purchase Option Agreement among Mr. Leo Ou Chen, Mr. Hui Liu, Mr. Yusen Dai, Beijing Jumei and Reemake Media dated January 24, 2014;

(6)	Exclusive Consulting and Services Agreement between Beijing Jumei and Reemake Media dated April 8, 2011; and

(7)	Powers of Attorney dated April 10, 2014 granted to Mr. Leo Ou Chen by each of the shareholders of Reemake Media.